Exhibit 99.2

Magellan Engages Senior Mining Consultant for Evaluation and Design of El Dorado Gold-Silver Mine

FOR IMMEDIATE RELEASE	March 4, 2019

Reno, Nevada – Magellan Gold Corporation (OTCQB: MAGE) (“Magellan” or “the Company”) is pleased to announce that it has engaged the services of senior mining consultant David E. Drips to provide guidance in the evaluation, design and development of the Company’s El Dorado Gold-Silver mining project, Nayarit State, Mexico. Magellan has continued to advance El Dorado, which lies 50 kilometers south of the Company’s SDA Mill. The Company plans to process the ore at the SDA Mill once the new mine is developed.

Magellan’s CEO, Pierce Carson commented, “We are pleased to be able to engage David, who is a highly respected engineer with over 45 years of experience in mine operations and management. Of particular relevance, his background includes many years in design, construction and operation of underground mines in Mexico. Initially, his work on El Dorado will focus on mine design, project economics and formulation of a detailed development schedule and budget.”

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals. In November 2017 Magellan completed the purchase of the SDA Mill in the State of Nayarit, Mexico, and in August 2018 announced acquisition of the nearby El Dorado Gold-Silver Project. Magellan also owns an advanced silver exploration project located in Arizona.

The SDA Mill is a fully operational flotation plant that also includes a precious metals leach circuit and associated assets, licenses and agreements. The mill has a ten-year operating history, processing ore at a rate of 100 tons per day. Historically its operation has been based on sales of flotation concentrates to smelters, and payment for precious metals content. The mill lies within the rich Sierra Madre Occidental mineralized belt, which historically has yielded millions of ounces of precious metals and offers multiple high-grade gold and silver epithermal vein opportunities.

The El Dorado Gold-Silver Project consists of a 50-hectare mining concession located 50 kilometers south of the SDA Mill. El Dorado is situated within a district of epithermal vein systems from which historic mining produced high grades. Drilling in 2010-2011 identified gold-silver resources on two veins that hold promise for underground mining. Following completion of permitting and procurement of financing, the Company intends to initiate mining at a production rate of 100 tons per day and to truck the ore to the SDA Mill for processing.

The Silver District Project in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District. The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson: (505) 463-9223

John Power: (707) 884-3766

Peter Nesveda (INT IR): +61 4 1235 7375